Exhibit 99.1
PRESS RELEASE
comScore Announces Third Quarter 2007 Financial Results
Quarterly Revenue Reaches a Record $22.4 Million
RESTON, VA, October 31, 2007 — comScore, Inc. (NASDAQ: SCOR), a global leader in measuring the digital world, today announced results for the quarter ended September 30, 2007.
Q3 2007 Financial Summary
comScore reported revenue of $22.4 million for the quarter ended September 30, 2007, an increase of 39 percent compared to the third quarter of 2006 and an increase of 8 percent over the second quarter of 2007. Third quarter 2007 GAAP net income was $3.8 million, up $2.2 million or 138 percent, compared to $1.6 million in the third quarter of 2006.
comScore reports net income and earnings per share (EPS) on a GAAP and non-GAAP basis. In addition, comScore reports adjusted EBITDA and free cash flow as non-GAAP measures. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
•	Adjusted net income for the third quarter of 2007 was $4.6 million, an increase of $2.6 million, or 131 percent, compared to $2.0 million in the third quarter of 2006.

•	GAAP EPS for the third quarter of 2007 was $0.12 on approximately 29.5 million fully diluted shares. Non-GAAP EPS, calculated using adjusted net income, was $0.16 per share.

•	Adjusted EBITDA was $4.5 million, an increase of 70 percent compared to the prior year period, and includes approximately $800,000 in public company costs in the third quarter of 2007.

•	comScore’s adjusted EBITDA margin was 20 percent, an increase of approximately 4 percentage points as compared to the third quarter of 2006 despite 3.5 percentage points attributable to approximately $800,000 in incremental public costs incurred in the third quarter of 2007. This margin improvement reflects the operating leverage realized by comScore’s business model.

•	Operating cash flow for the third quarter of 2007 was $7.0 million, an increase of $1.4 million, or 25 percent, compared to $5.6 million in the third quarter of 2006. Free cash flow was $5.8 million, compared to $5.0 million in the third quarter of 2006.

•	As of September 30, 2007, comScore had $98.2 million in cash, cash equivalents and short-term investments. Included in this amount is the approximately $76.7 million in net proceeds raised by the company through its initial public offering of 5 million shares of common stock that was completed on July 2, 2007.

Q3 2007 Financial Highlights
•	comScore’s subscription revenue was $17.9 million for the third quarter of 2007, an increase of 39 percent over the prior year period. Subscription revenue accounted for 80 percent of comScore’s total revenue for the third quarter, up from 78 percent of total revenue mix in the second quarter of 2007. Project revenue was $4.5 million in the third quarter of 2007, an increase of approximately 38 percent as compared to the prior year period.

•	Deferred revenue was $29.1 million at the end of the third quarter of 2007, an increase of 46 percent compared to the balance at September 30, 2006.

•	Revenue from existing customers totaled $19.1 million, an increase of 40 percent compared to the third quarter of 2006, while revenue from new customers was $3.3 million, an increase of 29 percent compared to the third quarter of 2006.

•	During the third quarter of 2007, comScore added a net 51 new customers bringing the total number of comScore customers to 837, a net increase of 161 new customers compared to the end of the third quarter of 2006. Within this total customer count, the company added a net 52 new subscription-based customers in the third quarter of 2007. This results in a total of 739 subscription-based customers as of the end of the third quarter of 2007, a net increase of 151 subscription-based customers compared to the prior year period.

•	International revenue was $2.5 million in the third quarter of 2007, an increase of 61 percent compared to the prior year period, and comprised 11 percent of the company’s total revenue compared to 9 percent of total revenue in the third quarter of 2006.
“We are pleased with the performance of our business this quarter,” commented Dr. Magid Abraham, President and CEO of comScore. “We have been able to grow our revenue among existing customers by successfully upselling products and increasing our penetration of our existing customer base. We have also continued to add new customers at a strong pace both in the U.S. and internationally. In addition, the strong operating leverage of our business model is highlighted by the increase in our adjusted EBITDA margins as revenue growth far outpaced the increase in operating expenses.
“We have launched five new products in the third quarter of 2007 including comScore Segment Metrix, our first site level behavioral targeting product, qSearch 2.0, which is a second generation monthly scorecard of the search market, and comScore Ad Metrix Publisher View, which provides unique reporting of where display advertising is being delivered across the Internet. These products should contribute to revenue in 2008,” added Dr. Abraham.

Guidance
comScore is forecasting fourth quarter 2007 revenue of approximately $25.0 million to $25.3 million, an increase of 37 percent to 39 percent compared to the fourth quarter of 2006 and a sequential growth of approximately 12 percent to 13 percent compared to the third quarter of 2007. For the fourth quarter of 2007, comScore is projecting GAAP net income of $5.0 million to $5.3 million. comScore is forecasting non-GAAP adjusted net income for the fourth quarter 2007 of $6.2 million to $6.5 million.
Adjusted EBITDA for the fourth quarter 2007 is forecast to be $6.2 million to $6.5 million, an increase of 66 percent to 74 percent compared to the fourth quarter of 2006. The adjusted EBITDA forecast for the fourth quarter of 2007 results in an adjusted EBITDA margin of 25 percent to 26 percent, up 4 percentage points to 5 percentage points compared to the prior year period despite including approximately two percentage points due to incremental public company expense. Free cash flow for the fourth quarter of 2007 is forecast to be in the range of $9.0 million to $9.5 million, an increase of 527 percent to 562 percent compared to the fourth quarter of 2006.
comScore is forecasting full-year 2007 revenue of approximately $86.9 million to $87.2 million, up 31 percent to 32 percent over comparable 2006 revenue, and is projecting adjusted EBITDA for the full-year 2007 in the range of $17.6 million to $17.9 million, an increase of 73 percent to 76 percent as compared to full-year 2006. For the full-year 2007, comScore is projecting GAAP net income of $11.6 million to $11.9 million. comScore is also forecasting non-GAAP adjusted net income for full-year 2007 of approximately $16.0 million to $16.3 million. comScore is expecting a total of $1.3 million in incremental public company-related expenses for the third and fourth quarters of 2007 that are included in the full-year 2007 adjusted EBITDA and non-GAAP adjusted net income forecasts. Free cash flow for the full-year 2007 is projected to be in the range of $20.9 million to $21.4 million, an increase of 143 percent to 149 percent compared to full-year 2006.
As of September 30, 2007, the company had a valuation allowance of $30.5 million against certain deferred tax assets, which consisted principally of net operating loss carryforwards. The company has continued to evaluate its valuation allowance position on a regular basis. Based on the company’s results for the third quarter of 2007 and forecasted results for the fourth quarter of 2007, the company may reverse its valuation allowance in part or in full in the fourth quarter of this year. Once the valuation allowance is eliminated in whole or in part, the amount reversed will not be available to offset the company’s future tax provision. It is expected that any such elimination of the company’s valuation allowance will have a material positive impact on its results from operations in the quarter when the reversal is recorded. The company’s forecasted GAAP net income and adjusted net income amounts presented in this press release do not reflect any adjustments related to a reversal of the company’s valuation allowance. The potential reversal of the valuation allowance affects book income only; there would be no impact on operating or free cash flow until the net operating losses were actually utilized against taxable income.

Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information, because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. comScore defines adjusted EBITDA as net income plus the (benefit) provision for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities; less interest income (expense), net. The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
In addition, comScore uses adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation and the amortization of intangible assets resulting from acquisitions, to evaluate profit performance including the impact of interest income/expense and taxes. comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and adjusted net income have been used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Reconciliation from GAAP Net Income to Adjusted Net Income and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)

	(unaudited)
Net income	$3,791	$1,595	$6,571	$3,070

Amortization of acquired intangibles	211	333	797	1,037
Stock-based compensation	705	71	1,283	118
Revaluation of preferred stock warrant liabilities	(82)	6	1,195	215

Adjusted net income	$4,625	$2,005	$9,846	$4,440

Provision for income taxes	129	—	181	—
Depreciation	928	724	2,770	2,105
Interest (income) expense, net	(1,180)	(84)	(1,421)	(118)

Adjusted EBITDA	$4,502	$2,645	$11,376	$6,427
Adjusted EBITDA margin (%)	20%	16%	18%	13%
Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands) (unaudited)
Net cash provided by operating activities	$6,988	$5,576	$14,648	$8,540

Purchases of property and equipment	(1,141)	(615)	(2,702)	(1,385)

Free cash flow	$5,847	$4,961	$11,946	$7,155

Reconciliation from GAAP Net Income to Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the quarter and year ended December 31, 2007 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Year Ended
	December 31,		December 31
	2007	2006	2007	2006
	(Dollars in thousands)

	(unaudited)
Net income	$5,150	$2,599	$11,717	$5,669

Amortization of acquired intangibles	170	334	967	1,371
Stock-based compensation	1,030	80	2,312	198
Revaluation of preferred stock warrant liabilities	—	9	1,195	224

Adjusted net income	$6,350	$3,022	$16,191	$7,462

Provision for income taxes	150	50	332	50
Depreciation	1,000	783	3,770	2,888
Interest (income) expense, net	(1,150)	(113)	(2,570)	(231)

Adjusted EBITDA	$6,350	$3,742	$17,723	$10,169
Adjusted EBITDA margin (%)	25.5%	20.5%	20.4%	15.3%

*	Forecasted, unaudited GAAP net income and adjusted amounts disclosed above do not reflect any adjustments related to a reversal of the company’s deferred tax valuation allowance.

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow Guidance
Forecasted amounts for the quarter and year ended December 31, 2007 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands)

	(unaudited)

Net cash provided by operating activities	$9,950	$2,364	$24,550	$10,905

Purchases of property and equipment	(700)	(929)	(3,400)	(2,314)

Free cash flow	$9,250	$1,435	$21,150	$8,591
Conference Call Details for October 31, 2007 to Discuss Third Quarter 2007 Financial Results
comScore will report financial results for the quarter ended September 30, 2007 on Wednesday, October 31, at 4:30 p.m. EDT.
Dr. Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on comScore’s results at that time via live webcast, accessible at http://ir.comscore.com/events.cfm. A replay of the webcast will be archived and available for playback beginning at 7:30 p.m. EDT that evening, accessible from the same link.
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of consumers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by more than 800 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit http://www.comscore.com.

Cautionary Statement
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: comScore’s increasing operating leverage; comScore’s expectations of the mix of subscription and project-based revenues and the expected growth in subscription-based customers; comScore’s success in adding new customers both in the U.S. and internationally; the expected uses and customer acceptance of Segment Metrix, qSearch 2.0, Ad Metrix Publisher View and comScore Marketer and their contribution to revenues; comScore’s product introduction strategies; comScore’s forecasts of revenue, adjusted EBITDA and adjusted net income and the related growth rates for the fourth quarter and the complete year for 2007; and comScore’s expectation to realize deferred tax assets and plans to continue to evaluate such assets and related valuation allowances. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the early stage of the market for digital marketing intelligence and the rate of development of such market; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; changes in comScore’s data-collection methodologies; inability to sell additional products and attract new customers; dependence on growth of international operations; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; comScore’s history of losses and the risk of future losses; and comScore’s utilization of net operating loss carryforwards.
For a detailed discussion of these and other risk factors, please refer to comScore’s Registration Statement on Form S-1 and quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
John Green
Chief Financial Officer
jgreen@comscore.com
(703) 438-2325

comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$22,389	$16,165	$61,879	$48,056
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	5,942	4,977	17,330	15,330
Selling and marketing (1)	7,390	5,171	20,524	15,839
Research and development (1)	3,018	2,273	8,387	6,668
General and administrative (1)	3,059	1,897	7,994	5,991
Amortization of intangible assets resulting from acquisitions	211	333	797	1,037

Total expenses from operations	19,620	14,651	55,032	44,865

Income from operations	2,769	1,514	6,847	3,191

Interest income, net	1,180	84	1,421	118
(Loss) gain from foreign currency	(111)	3	(321)	(24)
Revaluation of preferred stock warrant liabilities	82	(6)	(1,195)	(215)

Income before income taxes	3,920	1,595	6,752	3,070

Provision for income taxes	(129)	—	(181)	—

Net income	3,791	1,595	6,571	3,070

Accretion of redeemable preferred stock	(21)	(812)	(1,829)	(2,331)

Net income available to common stockholders	3,770	783	4,742	739

Net income available to common stockholders per common share:
Basic	$0.13	$0.00	$0.29	$0.00
Diluted	$0.12	$0.00	$0.25	$0.00

Weighted-average number of shares used in per share calculation — common stock
Basic	27,248,379	3,958,059	12,211,143	3,805,156
Diluted	29,545,321	3,958,059	14,326,891	3,805,156

(1) Amortization of stock-based compensation is included in the line items above as follows
Cost of revenues	76	4	145	6
Selling and marketing	298	23	509	55
Research and development	67	4	128	6
General and administrative	264	40	501	51

comScore, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2007	2006
	(in thousands)
	(Unaudited)
Operating activities
Net income	$6,571	$3,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,770	2,105
Amortization of intangible assets resulting from acquisitions	797	1,037
Provisions for (recoveries of) bad debts	81	(64)
Stock-based compensation	1,283	120
Revaluation of preferred stock warrant liabilities	1,195	215
Amortization of deferred finance costs	7	19
Deferred tax benefit	(58)	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(5,096)	106
Prepaid expenses and other current assets	(381)	(126)
Other non-current assets	218	199
Accounts payable, accrued expenses, and other liabilities	1,431	1,404
Deferred revenues	5,830	455

Net cash provided by operating activities	14,648	8,540

Investing activities
Payment of restricted cash	(268)	(7)
Purchase of short-term investments	(37,976)	(5,950)
Sale of short-term investments	21,400	1,500
Purchase of property and equipment	(2,702)	(1,385)
Payment of additional consideration for acquired businesses	—	(300)

Net cash used in investing activities	(19,546)	(6,142)

Financing activities
Proceeds from the exercise of common stock options	780	232
Proceeds from issuance of common stock	73,116	—
Principal payments on capital lease obligations	(1,896)	(917)

Net cash provided by (used in) financing activities	72,000	(685)

Effect of exchange rate changes on cash	484	72

Net increase in cash and cash equivalents	67,586	1,785

Cash and cash equivalents at beginning of year	5,032	5,124

Cash and cash equivalents at end of period	$72,618	$6,909

comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$72,618	$5,032
Short-term investments	25,624	11,000
Accounts receivable, net of allowances of $194 and $188, respectively	19,460	14,123
Prepaid expenses and other current assets	1,517	1,068
Restricted cash	537	270

Total current assets	119,756	31,493
Long-term investments	1,960	—
Property and equipment, net	6,927	6,980
Other non-current assets	205	1,267
Intangible assets, net	186	983
Goodwill	1,364	1,364

Total assets	$130,398	$42,087

Liabilities and stockholders’ equity/(deficit)
Current liabilities:
Accounts payable	$919	$1,353
Accrued expenses	7,279	6,020
Deferred revenues	29,085	22,776
Capital lease obligations	882	1,726
Preferred stock warrant liabilities	—	1,005

Total current liabilities	38,165	32,880

Capital lease obligations, long-term	1,209	2,261
Deferred tax liability	19	77
Other liabilities	258	374

Total liabilities	39,651	35,592

Commitments and contingencies:
Redeemable preferred stock	—	101,695
Common stock subject to put	4,450	4,357
Stockholders’ equity/(deficit):
Common stock	28	4
Additional paid-in capital	179,650	—
Accumulated other comprehensive (income)/loss	204	(75)
Accumulated deficit	(93,585)	(99,486)

Total stockholders’ equity/(deficit)	86,297	(99,557)

Total liabilities and stockholders’ equity/(deficit)	$130,398	$42,087